EXHIBIT 99.1

SILLS CUMMIS RADIN TISCHMAN
  EPSTEIN & GROSS, P.A.
Jack M. Zackin (JZ 2540)
Andrew H. Sherman (AS 6061)
One Riverfront Plaza
Newark, New Jersey 07102
(973) 643-7000
Attorneys for the Debtor and Debtor-in-Possession

                         UNITED STATES BANKRUPTCY COURT
                             DISTRICT OF NEW JERSEY

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                                  Chapter 11
In re:
                                  Case No. 00-32578 (NLW)
GRAND COURT LIFESTYLES, INC.,
                                  Hearing Date: November 16, 2000
                 Debtor.                  Time: 11:00 a.m.
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      DEBTOR'S APPLICATION FOR (I) AUTHORITY TO SELL SUBSTANTIALLY ALL OF THE
      DEBTOR'S INTERESTS IN ITS SENIOR LIVING PORTFOLIO TO CAPITAL SENIOR LIVING, INC. AND TRIAD SENIOR LIVING, SUBJECT TO HIGHER AND BETTER OFFERS,
      (II) APPROVAL OF THE SALE PROCEDURES RELATED THERETO, (III) APPROVAL OF THE FORM OF SOLICITATION TO LIMITED PARTNERS; (IV) REDUCTION OF CLAIMS HELD BY LIMITED PARTNERS AGAINST THE DEBTOR; AND (V) APPROVAL OF SETTLEMENT OF CONTROVERSY REGARDING THE MOTION OF THE OFFICIAL COMMITTEE OF UNSECURED EQUITY INVESTORS TO TERMINATE THE DEBTOR'S PARTNERSHIP AND MANAGEMENT AGREEMENTS

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TO:   THE HONORABLE NOVALYN L. WINFIELD,
      UNITED STATES BANKRUPTCY COURT JUDGE:

      Grand Court Lifestyles, Inc. as debtor and debtor in possession in this chapter 11 case (the "Debtor"), respectfully represent as follows:

                                  Introduction

      1. Over the last number of weeks, the Debtor, the Examiner appointed herein and both official committees have worked together in a diligent and concerted manner to formulate a methodology to enable the Debtor to emerge from chapter 11 protection. The parties have been successful in this endeavor and have composed a two-step exit strategy: (a) the substitution of the Debtor as the general partner and a sale of substantially all of the Debtor's right, title and interest in approximately forty-seven (47) senior living communities identified in Exhibit A hereto, along with a transfer of the management rights thereof (the "Senior Living Assets"); and (b) a plan and disclosure statement supported by each committee. The instant motion will initiate the first stage in the process.

      2. As set forth at length herein, the Debtor, the Examiner and both committees have determined that it is in the best interests of the estate for the Debtor to sell the Senior Living Assets. Based on this recognized need, the parties have negotiated an asset purchase agreement (the "CSL Purchase Agreement") with Capital Senior Living -GC, Inc.("Capital") and Triad Senior Corporation ("Triad", collectively or in combination with Capital "CSL"), whereby the Debtor will sell the Senior Living Assets for the total consideration of seven million dollars ($7,000,000) to CSL, subject to the terms and conditions set forth at length in the CSL Purchase Agreement , and subject to higher and better offers.(1) A copy of the CSL Purchase Agreement, substantially in the form to be executed by the parties, is annexed hereto as Exhibit B.

      3. By this application (the "Sale Motion"), the Debtor requests, pursuant to sections 105, 363 and 365 of title 11, United States Code (the "Bankruptcy Code"), and Rules 2002, 3007, 6004, 6006 and 9019 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), authorization to sell the Senior Living Assets to CSL or to a higher and better offer. In order to facilitate the orderly sale of the Senior Living Assets, the Debtor further requests that this Court

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(1)   As set forth at length in the CSL Purchase Agreement, Capital and Triad have different roles and performance obligations.

establish sale and bidding procedures (the "Sale Procedures"), guidelines for the sale and a form of solicitation to enable the limited partners to approve the proposed transaction.

      4. In conjunction with the CSL Purchase Agreement and the proposed sale transaction, the Debtor further seeks an order pursuant to Rule 3007 of the Bankruptcy Rules reducing all actual and potential claims held by the partnerships and all limited partners relating to the Senior Living Assets against the estate to the aggregate amount of five million dollars ($5,000,000).

      5. In addition, upon closing of the CSL Purchase Agreement, Triad or any higher bidder approved by the Court and the Equity Committee will replace the Debtor as the general partner in the Owing Partnership and Investing Partnerships and Capital will replace the Debtor as the manager of the Senior Living facilities.

      6. Accordingly, approval of and closing on the CSL Purchase Agreement will resolve the issues raised in the Motion filed by the Official Committee of Unsecured Equity Investors to Terminate the Debtor's Interests in the Management Agreements and Partnership Agreements (the "Termination Motion"). The Debtor is therefore also requesting approval of a settlement pursuant to Bankruptcy Rule 9019 and relief under section 365 of the Bankruptcy Code whereby the transfer of the Debtor's interests in certain Owning Partnership and Investing Partnerships (as those terms are defined herein) to CSL or a higher bidder and a rejection of the Management Contracts (as defined herein) will constitute a settlement of the Termination Motion.

                                   BACKGROUND

      7. On March 20, 2000 (the "Petition Date"), the Debtor filed with this Court a voluntary petition for relief under chapter 11 of the Bankruptcy Code.

      8. The Debtor continues to operate its business and manage its properties as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

      9. On or about April 6, 2000, the Office of the U.S. Trustee appointed an Official Committee of Unsecured Creditors (the "Creditors Committee") and on April 6, 2000, the Office of the U.S. Trustee appointed an Official Committee of Unsecured Equity Investors (the "Equity Committee", collectively with the Creditors' Committee, the "Committees").

      10. On or about June 27, 2000, this Court entered an Order directing the appointment of an examiner. Pursuant thereto, Brian T. Moore was appointed as an examiner herein (the "Examiner").

      11. This Court has jurisdiction over this Motion pursuant to 28 U.S.C.ss.ss.157 and 1334. Venue is proper pursuant to 28 U.S.C.ss.ss.1408 and 1409. This is a core proceeding pursuant to 28 U.S.C.ss.157(b)(2).

                           DESCRIPTION OF THE BUSINESS

      12. The Debtor is a fully integrated provider of senior living accommodations and services which acquires, develops and manages senior living communities which offer independent and assisted living services. The Debtor is a corporation formed in 1996 to consolidate substantially all of the assets of its predecessors, J&B Management Company, Leisure Centers, Inc. and their affiliates. The Debtor is one of the largest managers of senior living communities in the United States, operating communities offering both independent and assisted-living services. The Debtor's operating objective is to provide high-quality, personalized living services to senior residents, primarily persons over the age of 75. The median age of the residents is 82.

      13. Historically the Debtor's revenues were primarily derived from sales of partnership interests ("Syndications") of partnerships it organized to acquire existing senior living communities ("Syndicated Communities"). The Debtor also established a development program (the "Development Plan") pursuant to which it built senior living communities offering independent and assisted living services ("Development Communities"), which were either wholly-owned by the Debtor, owned pursuant to joint venture arrangements or operated pursuant to long-term leases. The Debtor manages both the Syndicated Communities and the Development Communities.

      14. As of October 31, 1999, the Debtor also held investment notes and receivables from various partnerships that own 118 multi-family properties containing approximately 12,897 apartment units, which notes and receivables are to be repaid from the cash flow and sale or refinancing proceeds these properties generate. As of October 31, 1999, the recorded value, net of deferred income, of these notes was $99.6 million and the recorded amount of these receivables was $55.6 million. In March 1998, in an initial public offering of its common stock, the Debtor sold 2,800,000 shares of its common stock at a price of $9.50 per share. The net proceeds, after deducting for all offering expenses, that the Debtor received as a result of this offering was $22,300,000.

      15. As of the Petition Date, the Debtor employed approximately 2,500 persons, including 21 in the Debtor's executive offices in New Jersey, 43 in the principal executive offices in Florida and the remainder at the various communities. None of the Debtor's employees are covered by collective bargaining agreements. For the fiscal year ending January 31, 1999, the Debtor's revenues were approximately $92 million, and it had assets of approximately $319 million and liabilities of $284 million.

                     The Debtor's Syndication of Properties

      16. The Debtor arranged for the acquisition of senior living communities by utilizing mortgage financing and by arranging Syndications of limited partnerships ("Investing Partnerships") formed to acquire interests in the partnerships that own the Syndicated Communities ("Owning Partnerships"). The Syndicated Communities are managed by the Debtor. The Syndicated Communities are owned by the respective Owning Partnerships and not by the Debtor. In a typical Syndication, the Debtor identified a senior living community suitable for acquisition and formed an Owning Partnership (in which a wholly owned Debtor subsidiary is the managing general partner and the Debtor initially owned all of the remaining partnership interests) to acquire the community. An Investing Partnership was also formed (in which a wholly owned Debtor subsidiary is also the general partner with a 1% interest) to purchase from the Debtor a 99% partnership interest in the Owning Partnership (the "Purchased Interest"), leaving the Debtor's subsidiary with a 1% interest in the Owning Partnership and the Investing Partnership. The purchase price for the Purchased Interest was paid in part in cash and in part by a note from the Investing Partnership with a term of approximately five years (a "Purchase Note"). Limited partners purchased partnership interests in the Investing Partnership by agreeing to make capital contributions over approximately five years to the Investing Partnership. Such capital contributions enable the Investing Partnership to pay the purchase price for the Purchased Interest. Limited Partners are typically permitted to pre-pay their scheduled capital contributions. The limited partnership agreement of an Investing Partnership provides that the limited partners are entitled to receive distributions equal to between 11% and 12% per annum of their then paid-in scheduled capital contributions. In addition, as part of the purchase price paid by the Investing Partnership for the Purchased Interest, the Debtor receives an approximate 40% interest in sale and refinancing proceeds after certain priority payments to the limited partners.

      17. The Debtor also entered into a management contract (a "Management Contract") with the Owning Partnership pursuant to which the Debtor agreed to manage the Syndicated Community. As part of the management fee arrangements, the Management Contract required the Debtor, for a period not to exceed five years, to pay to the Owning Partnership (to the extent that cash flows generated by the property are insufficient) amounts sufficient to fund (i) any operating cash deficiencies of such Owning Partnership and (ii) any part of the specified rate of return to limited partners not paid from cash flow from the related Syndicated Community (which the Owning Partnerships distribute to the Investing Partnerships for distribution to limited partners) (collectively, the "Management Contract Obligations").

      18. The Management Contract also rewards the Debtor for successful management of the property by allowing the Debtor to retain as an incentive management fee any cash flow generated by the Syndicated Community in excess of the amount needed to satisfy the Management Contract Obligations. After the initial five-year period, the limited partners are entitled to the same specified rate of return, but only to the extent there is sufficient cash flow from the Syndicated Community. Any excess cash beyond the distribution of the specified rate of return is shared sixty percent (60%) to the Owning Partnership to be distributed to the limited partners and forty percent (40%) to the Debtor.

                                Relief Requested

      19. The Debtor respectfully requests, pursuant to sections 105, 363 and 365 of the Bankruptcy Code and Rules 2002, 3007, 6004, 6006 and 9019 of the Bankruptcy Rules, (a) entry of the Sale Procedures Order approving (i) the Sale Procedures, (ii) the form of solicitation to the limited partners by the Equity Committee to be used in connection with the sale of the Senior Living Assets, substitution of general partners, an amendment to the partnership agreements and transfer of the management of the facilities, (iii) the notice of the sale and the sale hearing (the "Sale and Hearing Notice") and (iv) certain bidding protections for CSL including an expense reimbursement agreement and overbid amount for Triad, and (b) entry of the Sale Order approving, among other matters
(i) the sale of the Senior Living Assets free and clear of liens, claims and encumbrances, (ii) the CSL Purchase Agreement (iii) settlement of the Termination Motion, including the rejection of existing management contracts pursuant to section 365 of the Bankruptcy Code (iv) the substitution of Triad or its designee as general partner for each of the owning and investing partnerships; and (v) the reduction and allowance of the claims held by all limited partners, Owing Partnerships and Investing Partnerships against the estate to the aggregate amount of five million dollars ($5,000,000) and (c) authorizing each of the owning partnerships to enter into a new management agreement with Capital or its designee .

             The Proposed Sale of the Debtor's Senior Living Assets

      20. During the pendency of this Chapter 11 case, the Debtor among a number of other things, considered and evaluated the options available to it in order to reorganize its operations and maximize the corresponding values to its estate to benefit all creditors and parties in interest. As the case progressed, it became apparent to the Debtor that such goals could only be achieved through some form of outside investment in the company, sale of the majority of the Debtor's interests in its senior living portfolio or a sale of the business in its entirety. As a result, the Debtor made extensive efforts to locate potential investors and/or purchasers during the pendency of this case.

      21. Through these efforts the Debtor located CSL. The Debtor, the Examiner and both Committees engaged in negotiations to determine whether a transaction with CSL would satisfy their requirements. As a result of these difficult and extensive negotiations, on or about October 18, 2000, the Debtor, the Examiner, and both Committees executed an initial term sheet with CSL. After additional negotiations, the parties agreed to the CSL Purchase Agreement which embodies the parties' agreement for the sale of the Senior Living Assets.

      22. The CSL Purchase Agreement and the sale of the Senior Living Assets to CSL contemplated thereby is subject to this Court's approval or approval of a higher and better offer at a sale to be conducted pursuant to Bankruptcy Code section 363(b).

                           The CSL Purchase Agreement

      23. The following is a brief outline of the salient terms of the CSL Purchase Agreement(2):

         Structure                  The Senior Living Assets shall include the
                                    Debtor's General Partnership Rights and
                                    General Partnership Interest (as those terms

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(2)   The CSL Purchase Agreement defines the precise terms of, and governs, the relationship between the parties regarding the sale. To the extent that there is an inconsistency between the terms of the CSL Purchase Agreement and the following description, the CSL Purchase Agreement shall control. All creditors, limited partners and parties in interest are encouraged to read the entire CSL Purchase Agreement.


                                    are defined in the CSL Purchase Agreement), limited partnership interests, any purchase notes and related rights, investor notes, loans and exchanges and other receivables associated with the Facilities. Capital may purchase the Debtor's interests in the Management Contracts, or have the Management Contracts rejected to allow Capital to enter into new management agreements.

         Sale Price:                The sale price shall be seven million
                                    dollars ($7,000,000) payable in cash on
                                    closing (the "Sale Price"). The Sale Price is paid from a purchase price allocation among the respective Investing Partnerships and treated as preferred capital of the respective Investing Partnerships . Such preferred capital shall bear a return of fifteen percent (15%) per annum.

         Bank Debt:                 Triad will guarantee the Debtors'
                                    obligations totalling approximately $13.4 million to various banks, secured by the Debtor's interest in investor notes having a face amount of approximately $17.7 million.
                                    Triad will cause the withdrawal of any
                                    claims filed against the Debtor by these banks.

         Bank Debt Escrow           The Creditors' Committee shall
                                    establish an escrow account in the amount
                                    $1,700,000 from the $7 million sale proceeds for the benefit of Triad and to be paid if Triad is required to pay amounts on the guarantee.

         Claim Reduction            All claims (administrative, constructive
                                    trust, priority, etc.) held by limited
                                    partners, Owning Partnerships, Investing
                                    Partnerships
                                    against the estate relating to the Senior
                                    Living Assets will be reduced to an
                                    aggregate of five million dollars
                                    ($5,000,000).

         Debt Restructuring Triad will undertake to negotiate on behalf of the partnerships with lenders which mortgage loans are in default or will mature in the near future.

                               The Sale Procedures

      24. In an effort to insure that maximum value is obtained for the Senior Living Assets, the Debtor requests that this Court approve the following Sale Procedures. The Debtor believes that a sale of the Senior Living Assets conducted in accordance with the Sale Procedures will maximize the value of the Senior Living Assets. The proposed Sale Procedures are follows:

      (a) On a date no later than three (3) business days following entry of the order approving the Sale Procedures (the "Sale Procedures Order"), the Debtor shall mail the Sale and Hearing Notice by first class mail, postage prepaid, to
(a) all potential purchasers identified by the Debtor, the Examiner or the Committees (b) the Office of the United States Trustee, (c) counsel to each Committee, (d) the parties in interest who have requested notice pursuant to Bankruptcy Rule 2002, (e) all known creditors; (f) all known limited partners in the Investing Partnerships; (g) all known entities holding or asserting a security interest in or lien against any of the Senior Living Assets, (h) all government agencies required to receive notice of proceedings under the Bankruptcy Rules; and (i) the Securities and Exchange Commission.

      (b) The Senior Living Assets shall be sold in a single sale to a single bidder free and clear of liens, claims and encumbrances. Prior to the sale, potential bidders will be pre-qualified by the Debtor, Examiner and the Committees with respect to their financial ability to consummate the sale transaction. In addition, the Equity Committee will pre-qualify potential bidders with respect to their qualification to serve as manager and general partner of the Facilities. Qualified

Bidders will be allowed to perform reasonable due diligence on the Senior Living Assets, including reasonable access to the Debtor's due diligence room.

      (c) All bids must be in writing and executed by the bidders. All bids must be submitted in writing so that they are actually received by no later than 11:00 a.m. on December __, 2000 (to be set by the Court) by the attorneys for the Debtor, the Examiner and each Committee. All bids must be accompanied by a signed Asset Purchase Agreement substantially in the form of the CSL Purchase Agreement with any modifications thereto clearly indicated by blacklining or otherwise.

      (d) There shall be no partial bidding and all Bids must be for all the Senior Living Assets.

      (e) Bids must not be contingent upon any due diligence investigation, the receipt of financing or any further bidding approval, including from any board of directors, shareholders or otherwise. Bids shall not be shared among the Qualified Bidders provided however that the Debtor shall distribute all bids received to CSL within forty-eight (48) hours of receipt and shall provide telephonic notice within twenty-four (24) hours. All bids are irrevocable until forty-eight hours after the Closing. All bids shall be accompanied by an earnest money deposit (the "Earnest Money Down Payment") equal to 10% of the total proposed purchase price in the form of a certified check or wire transfer payable to Grand Court Lifestyles, Inc. The Earnest Money Down Payment should only be sent to the attorneys for the Debtor and not to the other parties to whom the bids are to be submitted. Within twenty-four (24) hours of the Sale, the maker of the bid chosen as the highest and best offer and the maker of the Back-Up Bid must supplement the initial Earnest Money Down Payment (through certified check or wire transfer), so that the total deposit equals 15% of its bid. Such deposit shall be held by the Debtor, without interest, until such time as the bids are officially rejected by the Debtor. Such deposit shall be forfeited in the event that any bidder for an accepted bid defaults.

      (f) The Sale will be conducted at the offices of Sills Cummis Radin Tischman Epstein & Gross, One Riverfront Plaza, Newark, New Jersey, on December __, 2000 at .m. Qualified bidders who have complied with the Sale Procedures may improve their bids at the Sale in increments of two hundred thousand dollars ($200,000). The bidding shall be continuous and competitive and shall not end until all Qualified Bidders have submitted their last and best offer, if any. The Debtor will select the winning bid and Back-Up Bid after consultation with the Examiner and each Committee at the conclusion of the Sale, subject to Court approval.

      (g) Objections to all relief requested by the Sale Motion shall be in writing and filed and served so as to be actually received by 4:00 p.m. on December 6, 2000.

      (h) A hearing on the relief requested in the Sale Motion and to confirm the results of the Sale will be held before the Honorable Novalyn L. Winfield, United States Bankruptcy Court Judge, at the United States Bankruptcy Court for the District of New Jersey, Martin Luther King, Jr. Federal Building and the U.S. Courthouse, 50 Walnut Street, Third Floor, Newark, New Jersey, 07102, on December 13, 2000, commencing at _____ .m. (to be set by the Court)

      (i) The closing of all sales shall occur within ten (10) days after entry of a final and non-appealable Sale Order, unless otherwise agreed to in writing by the Debtor, or as otherwise provided by Order of the Court or the CSL Purchase Agreement.

      (j) The Debtor, in consultation with the Examiner and each Committee, reserve the right to (x) impose additional terms and conditions at or prior to the Sale in a manner not inconsistent with the CSL Purchase Agreement, (y) extend the deadlines set forth in the Sale Procedures and/or adjourn the Sale at the Sale and/or the Sale Hearing in open Court without further notice to a date not later than December 31, 2000 or otherwise may be agreed to by the Debtor and CSL.

      (k) If for any reason the entity or entities that make(s) the highest or best bid(s) fails to consummate the purchase of the Senior Living Assets, or any substantial part thereof, the maker of the Back-Up Bid will automatically be deemed to have submitted the highest or best bid and and the Debtor shall be authorized to effect the sale of the Senior Living Assets and transfer of management, or any part thereof, to the maker of the Back-Up Bid as soon as is commercially reasonable without further order of the Bankruptcy Court. If such failure to consummate the purchase is the result of a breach by the winning bidder, the Earnest Money Down Payment shall be forfeited to the Debtor and the Debtor specifically reserves the right to seek all available additional damages from the defaulting bidder, except as may otherwise be agreed to between Triad and the Debtor.

      25. The Debtor believes that these Sale Procedures provide an appropriate framework for selling the Senior Living Assets and substituting new management in a uniform fashion and will enable the Debtor, the Examiner and the Committees to review, analyze and compare all bids received to determine which bid(s) is
(are) in the best interests of the Debtor's estate and creditors. Therefore, the Debtor respectfully requests that this Court approve the Sale Procedures.

              The Sale and Hearing Notice and Notice of Sale Motion

            26. Under Rules 2002(a) and (c) of the Bankruptcy Rules, the Debtor is required to notify its creditors of the proposed sale of the Senior Living Assets, including a disclosure of the time and place of the Sale, the terms and conditions of the sale and the deadline for filing any objections. The Sale and Hearing Notice complies with Bankruptcy Rule 2002(c) and includes information on the Sale Procedures necessary to enable interested parties to participate in the Sale and the Sale Hearing. A copy of the proposed Sale and Hearing Notice is attached hereto as Exhibit C.

            27. The Debtor proposes to serve this Sale Motion within three (3) business days of the entry of the Sale Procedures Order, by first class mail, postage prepaid, to (a) all potential purchasers identified by the Debtor, (b) the Examiner, (c) the Office of the United States Trustee,

(d) counsel to each Committee, (e) the parties in interest who have requested notice pursuant to Bankruptcy Rule 2002, (f) all limited partners with an interest in the Senior Living Communities relating to the Senior Living Assets,
(g) all government agencies required to receive notice of proceedings under the Bankruptcy Rules and (h) the Securities and Exchange Commission (the "Sale Motion List").

            28. Within three (3) business days of the entry of the Sale Procedures Order, the Debtor will also serve a copy of this Sale and Hearing Notice by first class, United States Mail, postage prepaid upon all creditors of the Debtor's estate.

            29. The Debtor submits that the notice to be provided through the Sale and Hearing Notice, the Sale Motion and the method of service proposed herein constitutes good and adequate notice of the sale of the Senior Living Assets and the proceedings to be had with respect thereto. Therefore, the Debtor respectfully request that this Court approve the foregoing notice procedures.

              Approval of Expense Reimbursement and Overbid Amount

            30. As part of the CSL Purchase Agreement, the Debtor and CSL negotiated (i) a fee to reimburse out-of-pocket third party expenses incurred by CSL if it is not the successful bidder (the "Expense Reimbursement") in amount not to exceed $250,000 and initial overbid protection ("Overbid Protection") of $400,000 The Expense Reimbursement covers out-of-pocket expenses incurred, or to be incurred, by CSL such as professional fees incurred in conjunction with its offer and will be capped at $250,000.

            31. The ability of the Debtor to offer CSL Expense Reimbursement and Overbid Protection (together, the "Bidding Protections") is beneficial to the Debtor's estate and creditors to provide CSL the incentive required to submit its bid prior to any sale. To the extent bids can be improved prior to the Sale, a higher floor is established for further bidding.

            32. Approval of expense reimbursements and other forms of bidding protections in connection with the sale of significant assets pursuant to section 363 of the Bankruptcy Code has become an established practice in chapter 11 cases. The proposed Bidding Protections are fair and reasonable as they may enable the Debtor to induce one or more potential purchasers to submit a higher or better bid that might not otherwise be forthcoming and thereby increase the chances that the Debtor will receive the highest or best price for its Senior Living Assets, to the benefit of the Debtor, its estate, its creditors and all parties in interest.

            33. Ample support exists for the Debtor's request. Bankruptcy courts have approved bidding incentives similar to the Bidding Protections under the "business judgment rule", which proscribes judicial second-guessing of the actions of a corporation's board of directors taken in good faith and in the exercise of honest judgment. See, e.g., In re 995 Fifth Ave. Assocs., L.P., 96 B.R. 24, 28 (Bankr. S.D.N.Y. 1989) (bidding incentives may be "legitimately necessary to convince a white knight to enter the bidding by providing some form of compensation for the risks it is undertaking") (citation omitted); In re Marrose Corp., Case Nos. 89 B 12171-12179 (CB), 1992 WL 33848 at *5 (Bankr.
S.D.N.Y. 1992) (bidding incentives are "meant to compensate the potential acquirer who serves as a catalyst or `stalking horse' which attracts more favorable offers"). Recently, the Third Circuit Court of Appeals established standards for determining the appropriateness of bidding incentives in the bankruptcy context.

            34. In Calpine Corp. v. O'Brien Envtl. Energy, Inc. (In re O'Brien Envtl. Energy, Inc.), 181 F.3d 527 (3d Cir. 1999), the Third Circuit held that even though bidding incentives are measured against a business judgment standard in nonbankruptcy transactions, the administrative expense provisions in section 503(b) of the Bankruptcy Code govern in the bankruptcy context. Accordingly, to be approved, bidding incentives must provide some benefit to a debtor's estate. Id. at 533. O'Brien identified at least two instances in which bidding incentives may provide benefit to the estate.

            35. First, benefit may be found if "assurance of a break-up fee promoted more competitive bidding, such as by inducing a bid that otherwise would not have been made and without which bidding would have been limited." Id. at 537. Second, where the availability of bidding incentives induce a bidder to research the value of the debtor and submit a bid that serves as a minimum or floor bid on which other bidders can rely, "the bidder may have provided a benefit to the estate by increasing the likelihood that the price at which the debtor is sold will reflect its true worth." Id.

            36. The Bidding Protections meet both the "business judgment rule" and the Third Circuit's "administrative expense" standard. The Bidding Protections are reasonable because (i) they are not excessive compared to fees and reimbursements approved in other cases in this Circuit and (ii) they will not diminish the Debtor's estate. Expense reimbursements, such as those proposed herein, enable a debtor to assure a sale to a contractually committed bidder at a price the debtor believes is fair and reasonable, while providing the debtor with the opportunity of obtaining even greater benefits for the estate through a Sale process. See, e.g. In re Kupp Acquisition Corp., Case No. 96-1223 (PJW) (Bankr. D. Del. Mar 3, 1997); In re Anchor Container Corp., Case Nos. 96-1434 through 96-1516 (PJW) (Bankr. D. Del. Dec. 1996).

            37. The proposed Bidding Protections are reasonable and its availability to the Debtor will enable it to maximize the value realized for the Senior Living Assets. Therefore, the Debtor should be authorized to offer such forms of bid protection to CSL. See In re Integrated Resources Inc., 135 B.R. 746 (Bankr. S.D.N.Y.), aff'd, 147 B.R. 650 (S.D.N.Y. 1992).

                Approval of Solicitation Materials and Procedures

            38. As described in detail above, the Debtor financed the acquisition of the Senior Living Assets through Syndications and the Debtor sold limited partnership interests in the Investing Partnerships through private placement memoranda.

            39. The proposed transaction and sale to CSL and the proposed settlement of the Termination Motion (as defined below) will provide for the modification of the ownership structure for the Senior Living Assets as follows:

            a. The Debtor and/or its affiliates will be replaced as the general partners of the Owning and Investing Partnerships by Triad or its affiliates;

            b. Triad or its affiliate will be admitted as the general partners;

            c. The partnership agreements shall be amended to, among other matter, require a two-thirds (2/3) vote of the limited partners to cause a sale of the properties or other capital transaction;

            d. There will be a new management agreement for each property with Capital for a term of five (5) years with a management fee equal to four percent (4%) of the gross revenues of such property; and

            e. The Management Contract Obligations will be deleted and any and all claims by the Owning and Investing Partnerships against the Debtor, including Management Contract Obligations, claims for breach of fiduciary duty, claims for the imposition of a constructive trust or otherwise, will be reduced to an aggregate general unsecured claim of five million dollars ($5,000,000). Pursuant to the terms of the Partnership Agreements, certain changes in the ownership structure as structured by the CSL Purchase Agreement require approval of a majority in interest of the limited partners in each Investing Partnership.

      40. Pursuant to the terms of the Partnership Agreements, certain changes in the ownership structure as structured by the CSL Purchase Agreement require approval of a majority interest of the limited partners in each Investing Partnership.

      41. The approval of the foregoing modifications from the limited partners will be solicited through the Solicitation Package to be sent to all limited partners. Due to the large number of limited partners, the Debtor proposes to utilize the services of its claims agent, Poorman Douglas, to disseminate the Solicitation Package (as defined below) prepared by the Equity Committee. In addition, a ballot agent for the solicitation will be agreed upon by the parties.

      42. Specifically, the following documents have been prepared by the Equity Committee (the "Solicitation Package") and will be sent to all limited partners to enable those individuals to evaluate the proposed settlement of the Termination Motion and the CSL Purchase Agreement:

            a. Solicitation letter which outlines the terms of the proposed transaction;

            b.    Proposed Amendments to partnership agreements;

            c.    Proposed Management Agreement; and

            d.    Form of ballot.

Copies of the solicitation letter, proposed amendments, proposed Management Agreement and form of ballot are attached hereto as Exhibits "D" through "G" respectively, and through this application, the Debtor and the Equity Committee request that this Court authorize and approve the form of those documents and the process to be utilized for the solicitation. The ballot procedures to be utilized are set forth in detail in the Solicitation Package.

      43. Through the Solicitation Package, the approval of each limited partner is requested to effectuate the transaction with CSL, i.e. transfer the Debtor's interests in the Senior Living Assets to CSL, approve Triad or its designee as the new general partner, approve amendments to the partnership agreement; approve a new management agreement and agree to the partnerships' waiver of all claims against the Debtor, directors, officers and employees in consideration for an aggregate of $5,000,000 general unsecured claim against the estate.

      44. The Debtor submits that the Solicitation Package to be disseminated to the limited partners does not seek solicitation of votes for a plan of reorganization and does not violate the principles articulated by the United States Court of Appeals for the Third Circuit in the case of Century Glove v. First Am. Bank of New York, 860 F.2d 94, 101 (3d Cir.1988) In Century Glove, the debtor filed its plan and sought acceptance of the plan from the creditor body, all within its exclusivity period. At the same time, a plan opponent transmitted a copy of its yet unfiled plan to one of the debtor's largest creditors. The debtor subsequently argued that the plan opponent had improperly solicited and procured the rejection vote of the subject creditor. The Third Circuit disagreed, ruling that a party does not solicit acceptances when it presents a draft plan for the consideration of another creditor, so long as the party does not request that creditor's vote. Century Glove, 860 F.2d at 102.

      45. In this matter, the Equity Committee will be soliciting votes to approve the proposed transaction with CSL. There will be no solicitation of any issues for a plan and disclosure statement.

      46. Further, most courts addressing the solicitation issues have adopted a narrow reading of "solicitation" proffered by Century Glove. See Duff v. United States Trustee (In re California Fidelity, Inc.), 198 B.R. 567, 571-72 (9th Cir. BAP 1996) (recognizing that solicitation has been interpreted as a "specific request for an official vote" and that "[m]ost courts have reasoned that a broader construction of the term would curtail free and honest negotiations among creditors and, therefore, inhibit creditor participation in the debtor's reorganization."); In re Dow Corning Corp., 227 B.R. 111, 118 (Bankr.E.D.Mich.1998) ("Solicitation, then, is the process of seeking votes for or against a plan."); In re Pleasant Hill Partners, L.P., 163 B.R. 388, 391 (Bankr.N.D.Ga.1994) (holding that "section 1125 'solicitation' is usually construed very narrowly."); In re Kellogg Square Partnership, 160 B.R. 336, 340 (Bankr.D.Minn.1993); In re Gilbert, 104 B.R. 206, 214 (Bankr.W.D.Mo.1989)
(agrees with Third Circuit that a broad definition of solicitation would tend to chill creditor negotiations).

      47. Therefore, the solicitation to be accomplished herein does not run afoul of the Third Circuit's holding in Century Glove.

                  Reduction of Claims Held by Limited Partners
              and Proposed Settlements With The Owning Partnerships

      48. As set forth above, the Owning and Investing Partnerships (and the non-debtor partners thereof) will be restructured and the limited partners will be requested to consent to an aggregate claim against this estate of $5,000,000.00 on account of any and all obligations that the Debtor may owe to the Owning and Investing Partnerships in connection with the Syndicated Communities, which shall be treated as all other general unsecured claims filed against this Estate.

                     The Limited Partners' Purported Claims

      49. The Debtor believes that the only potential claims that could be asserted by the limited partners against this estate fall into the following 2 categories:

      A. Claims asserted as a result of the management contract obligations. Since the Debtor's contractual obligations, if any, run in favor of the Owning Partnerships, these claims are derivative of the claims of the Investing Partnerships against the Owning Partnerships (if such claims actually exist), and the claims of the Owning Partnerships against the Debtor under the Management Agreements for the funding of the returns to the limited partners. Thus, these claims shall be referred to as the "Derivative Claims".

      B. Claims against the Debtor arising from the purchase of the limited partnership interests in the Investing Partnerships under the various private placement memoranda that were utilized in connection therewith. These claims will be referred to as the "Securities' Claims".

                    The Derivative Claims Should be Expunged

      50. Most of the Owning Partnerships which could assert claims against this estate could premise those claims upon the Debtor's alleged management contract obligations. Thus, the

Derivative Claims are merely duplicative of the claims asserted by such Owning Partnerships. To the extent that the Owing Partnerships agree to an aggregate claim against this estate in the amount of $5,000,000.00, the liabilities potentially underlying the Derivative Claims will have been resolved by the true parties in interest.

      51. Moreover, the initial injury, if any, upon which the Derivative Claims are based was caused, if at all, to the Owning Partnerships, in the first instance, and then to the Investing Partnerships, in the second instance. Clearly, there was no direct injury suffered by the limited partners (under the Derivative Claims) that exists independently of the Investing Partnerships and that would permit such limited partners to assert direct claims against the Owning Partnerships or the Debtor. See, e.g., Litman v. Prudential-Bache Properties, Inc., 611 A.2d 12, 15-16 (Del. Ch. 1992) (allegation by limited partner that, by virtue of another's wrongful conduct, partnership did not receive income to which it was otherwise entitled, is not a direct injury to the limited partner sufficient to justify a direct claim against the alleged wrongdoer); Seaford Funding, L.P. v. M & M Assocs. II, L.P., 672 A.2d 66 (Del. Ch. 1995) (same).

                             The Securities' Claims

      52. Pursuant to Section 101(49)(xiii) of the Bankruptcy Code, the term "security" is defined as, among other interests, the "interest of a limited partner in a limited partnership."

      53. The Debtor respectfully submits that the Securities' Claims constitute claims "arising from rescission of a purchase or sale of a security of the debtor or of an affiliate of the debtor, [or] for damages arising from the purchase or sale of such security" under Section 510(b) of the Bankruptcy Code. See, e.g., Jenkins v. Tomlinson, (In re Basin Resources Corp.), 190 B.R. 824, 826-827 (Bankr. N.D. Tex. 1996) (where parties formed joint venture to search for oil and gas, and debtor was appointed under management agreements to manage the properties for the joint venture, an investor who acquires a security of the joint venture acquires a security of the debtor's affiliate under sections 101(2)(C) and 510(b) of the Bankruptcy Code, which provides that an affiliate includes a "person whose business is operated under a lease or operating agreement by a debtor, or person substantially all of whose property is operated under an operating agreement with the debtor").

      54. As such, section 510(b) directs that the Securities' Claims be subordinated to all general unsecured claims asserted against this estate. See Jenkins, 190 B.R. at 826 (Bankruptcy Court has no discretion under section 510(b); if movant demonstrates elements of Section 510(b), application is mandatory); In re Lenco, 116 B.R. 141, 144 (Bankr. E.D. Mo. 1990) (same).

      55. As one court aptly explained:

      Subordination [under Section 510(b)] reflects the different risks allocated between creditors and shareholders under the absolute priority rule.... While both the shareholder and the creditor bear the risk of the corporation's insolvency, the shareholder alone bears the risk that his investment was induced by fraud or other illegality.... Section 510(b)
      accomplishes this end by requiring the creditors to be paid in full before defrauded former and present shareholders may receive a distribution.

TekInsight.Com, Inc. v. Stylesite Marketing, Inc., (In re Stylesite Marketing, Inc.), 253 B.R. 503, 510 (Bankr. S.D.N.Y. 2000) (citations omitted).

      56. Moreover, although the claims that are generally subordinated under section 510(b) are based on fraud, Courts have determined that "the language of section 510(b) is broad enough to include breach of contract and related claims as well." See In re Public Service Co. of New Hampshire, 129 B.R. 3, 5 (Bankr. D.N.H. 1991); accord In re Granite Partners, L.P., 208 B.R. 332, 337 (Bankr. S.D.N.Y. 1997) (Section 510(b) should not be read too restrictively to apply only to claims arising from fraud in the issuance of securities; rather, focus should be on whether claim arises from the alleged loss of the investment in question); see also In re NAL Financial Group, Inc., 237 B.R. 225, 234 (Bankr. S.D. Fla. 1999) (claims breach of contract, breach of fiduciary duty, both of which arose after sale of securities, as well as claim for fraudulent inducement should be subordinated under Section 510(b)); In re Lenco, 116 B.R. at 144 (claims asserted as a result of alleged violation of ERISA and arising from an ESOP's acquisition of stock from a third party, fits within purview of Section 510(b)).

      57. By virtue of the foregoing, cause exists to subordinate all of the claims asserted, or to be asserted, by any of the limited partners against this estate. Notwithstanding the foregoing reduction and allowance of claims, the limited partners and their assigns shall not waive and hereby reserve securities claims or otherwise by virtue of the relief requested, any rights, claims and defenses under applicable law against any third parties other than the Debtor, its subsidiaries, CSL and its subsidiaries, including any holders of bank debt obligations. Similarly, the limited partners reserve any claims against any current or former directors and officers, to the extent of any liability exists, through the insurance policies as maintained by the Debtor.

        The Sale of the Debtor's Senior Living Assets Should Be Approved

      58. The Debtor submits that ample authority exists for the approval of the proposed sale of its Senior Living Assets. Section 363 of the Bankruptcy Code, which authorizes a debtor to sell assets of the estate other than in the ordinary course of business free and clear of liens, claims and encumbrances, provides, in relevant part, as follows:

      (b)(1) The trustee, after notice and a hearing, may use, sell, or lease, other than in the ordinary course of business, property of the estate.

      (f) The trustee may sell property under subsection (b) or (c) of this section free and clear of any interest in such property of an entity other than the estate, only if -

      (1) applicable nonbankruptcy law permits sale of such property free and clear of such interest;

      (2) such entity consents; ...

      (5) such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

See 11 U.S.C.ss. 363(b)(1), (f); see Fed. R. Bankr. P. 6004(f)(1) ("All sales not in the ordinary course of business may be by private sale or by public Sale.").

      59. Section 363 does not set forth a standard for determining when it is appropriate for a court to authorize the sale or disposition of a debtor's assets prior to confirmation of a plan. However, courts in the Third Circuit and others have required that the decision to sell assets outside the ordinary course of business be based upon the sound business judgment of the debtor. See In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143 (3d Cir. 1986); In re Delaware & Hudson Ry. Co., 124 B.R. 169, 176 (D. Del. 1991); In re Phoenix Steel Corp., 82 B.R. 334, 335-36 (Bankr. D. Del. 1987) (stating that judicial approval of a section 363 sale requires a showing that the proposed sale is fair and equitable, a good business reasons exists for completing the sale and that the transaction is in good faith); see also Committee of Equity Security Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1071 (2d Cir. 1983); In re Chateaugay Corp., 973 F.2d 141 (2d Cir. 1992); Stephens Indus. v. McClung, 789 F.2d 386, 390 (6th Cir. 1986) ("bankruptcy court can authorize a sale of all a Chapter 11 debtor's assets underss.363(b)(1) when a sound business purpose dictates such action"); In re Titusville Country Club, 128 B.R. 396, 399 (Bankr. W.D. Pa. 1991); In re Indus. Valley Refrig. & Air Conditioning Supplies, Inc., 77 B.R. 15, 20 (Bankr. E.D. Pa. 1987). The "sound business purpose" test requires a debtor to establish four elements to sell property outside the ordinary course of business, namely, (a) that a "sound business purpose" justifies the sale of assets outside the ordinary course of business, (b) that adequate and reasonable notice has been provided to interested persons; (c) that the debtor has obtained a fair and reasonable price, and (d) good faith. See Abbotts Dairies, infra; Titusville, 128 B.R. at 399; In re Sovereign Estates, Ltd., 104 B.R. 702, 704 (Bankr. E.D. Pa. 1989); Phoenix Steel, 82 B.R. at 335-36; Industry Valley, 77 B.R. at 21.

      60. Courts have made it clear that a debtor's showing of a sound business justification need not be unduly exhaustive but, rather, a debtor is "simply required to justify the proposed disposition with sound business reason." In re Baldwin United Corp., 43 B.R. 888, 906 (Bankr. S.D. Ohio 1984).

      61. In this case, the Debtor submits that the decision to sell the Senior Living Assets is based upon its sound business judgment and should be approved.

      62. During the early stages of this case, the Debtor examined its business operations in an effort to compose a strategy to emerge from bankruptcy protection as a profitable management company. The Debtor faced a significant challenge to redevelop itself as a property management company due to many external factors which have plagued the senior living industry and detrimentally affected the profitability of that industry.

      63. As reported in various publications including The New York Times, the senior living industry has recently experienced a dramatic downturn. The late 1990s represented a period of great expansion for senior living industry and many companies similar to the Debtor built communities across the country. Unfortunately, the expansion in the industry overtook the actual demand. Thus, by 1999, there was an abundance of vacancies in various senior living communities and many companies in the industry experienced a severe financial downturn. The public markets, which provided a great source of financing, were less receptive and companies were forced to look for outside investment or private capital.

      64. In addition, due to the industry overexpansion, the Debtor was forced to grant either rent concessions or was unable to raise rents to compensate for increased costs in operating the facilities. When the Debtor's costs of operations increased due to inflation and other factors, the Debtor was unable to pass those costs on to the tenants. If the Debtor attempted to pass the costs to the tenants, the Debtor feared that the tenants would move to other facilities, thereby increasing vacancies.

      65. As this bankruptcy case progressed the market forces which precipitated the filing continued and the Debtor's senior living portfolio began to suffer. Many of the Debtor's properties which were profitable prior to the Petition Date began to experience cash difficulties. Similarly, marginal properties experienced significant stress resulting in mortgage defaults. Based on the lack of cash or the ability to raise additional capital, the Debtor was unable to renegotiate the mortgages with the lenders creating a possibility that the Debtor would begin to lose its core nucleus of properties.

      66. As a consequence, the Debtor, the Examiner and each Committee have come to the realization that it is in the best interests of this estate to locate a purchaser for the Senior Living Assets.

      67. When it was apparent that the Debtor should engage in a sale of substantially all of the Senior Living Assets, the Debtor, Examiner and each Committee contacted many parties in the senior living industry to locate a suitable partner/acquirer. A due diligence room was established and interested parties were invited to review the due diligence Although many entities expressed an interest, the Debtor and CSL conducted fruitful negotiations with CSL which culminated in the negotiation of the CSL Purchase Agreement.

      68. The Debtor believes that Capital is well qualified to operate the facilities related to the Senior Living Assets. Captial is one of the largest developers and operators of senior living communities in the United States in terms of resident capacity. As of December 31, 1999, Capital owned interests in and/or operated 36 communities in 18 states with a capacity of approximately 5,900 residents, including 21 communities in which it owned interests and 15 communities that it managed for third parties pursuant to multi-year management contracts.

      69. As of December 31, 1999, Capital was developing 23 new communities, which will have a capacity of approximately 3,200 residents, and was expanding three existing communities to accommodate approximately 300 additional residents. During 1999, the communities that Capital operated and in which it owned interests had an average occupancy rate of approximately 94% and its managed communities had an average occupancy rate of approximately 95%.

      70. Capital and its predecessors have provided senior living services since 1990. Capital was incorporated in Delaware in October 1996 in anticipation of its initial public offering. Simultaneously with the consummation of its initial public offering, Capital and Capital's founders engaged in a series of transactions which resulted in Capital acquiring certain assets, entities and partnership interests of its founders and entities affiliated with its founders.

      71. Triad is a privately held real estate management organization which has a long track record in senior living management and ownership. Capital Senior and Triad jointly own and operate approximately twenty-one (21) senior living communities serving a capacity of 2,300 residents. Since 1989, Triad entities have served as the general partner in six senior living partnerships with aggregate assets valued at more than $200 million. Triad has a present net worth of approximately $7,000,000. Triad entities are currently operating in nine states. Triad has been successful in leading the partnerships, creating value for limited partners through various refinancings as well as disposition of assets once revenue is stabilized at a marketable level. Further, Triad is experienced in creating and maintaining successful partner communications so that investors are made aware of the status of their investments. Triad will provide investor relations via telephone, standard hard copy and at the triadseniorliving.com website so that limited partners and other investors can choose the form or corporate communications that best meet their needs.

      72. Therefore, based on the need to sell the Senior Living Assets and CSL's qualification to operate the Facilities and serve as general partner, respectively, the Debtor has determined, in the exercise of its reasonable business judgment, to conduct a sale of the Senior Living Assets to CSL pursuant to the CSL Purchase Agreement.

              Sale Free and Clear of Liens, Claims and Encumbrances

            73. In accordance with section 363(f) of the Bankruptcy Code, a debtor in possession may sell property under section 363(b) "free and clear of any interest in such property of an entity other than the estate" if one of the following conditions is satisfied:

(1) applicable nonbankruptcy law permits sale of such property free and clear of such interest;

(2) such entity consents;

(3) such interest is a lien and the price at which such property is to be sold is greater than the aggregate value of all liens on such property;

(4) such interest is in bona fide dispute; or

(5) such entity could be compelled, in a legal or equitable proceeding, to accept a money satisfaction of such interest.

      See 11 U.S.C.ss.363(f); In re Elliot, 94 B.R. 343, 354 (E.D. Pa. 1988)
(section 363(f) written in disjunctive; court may approve sale "free and clear" provided at least one of the subsections is met).

      74. The Debtor expects that it can satisfy the first, second, third and fifth of these requirements. In order to facilitate the sale of the Senior Living Assets, the Debtor requires authorization to sell those assets free and clear of any and all liens or interests that may be asserted, with such liens to attach to the sale proceeds, except to the extent a purchaser agrees to purchase and take title to such Senior Living Assets subject to such liens. All liens on the Senior Living Assets will be satisfied or will attach to the proceeds of sale of the Senior Living Assets with the same force, effect and priority as such liens have on the Senior Living Assets, subject to the rights and defenses, if any, of the Debtor and any party in interest with respect thereto. Accordingly, the Debtors submit that the sale of the Senior Living Assets free and clear of liens, claims and encumbrances satisfies the statutory prerequisites of section 363(f) of the Bankruptcy Code.

      75. The Debtors also submit that CSL is a good faith purchaser entitled to the protections of section 363(m). Section 363(m) provides:

                  The reversal or modification on appeal of an authorization under subsection (b) or (c) of this section of a sale or lease of property does not affect the validity of a sale or lease under such authorization to an entity that purchased or leased such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale or lease were stayed pending appeal.

11 U.S.C. 363(m) (1998).

      76. A good faith purchaser is not defined in the Bankruptcy Code, however, it has been addressed by the Courts:

            The requirement that a purchaser act in good faith ... speaks to the integrity of his conduct in the course of the sale proceedings. Typically, the misconduct that would destroy a purchaser's good faith status at a judicial sale involves fraud, collusion between the purchaser and other bidders or the trustee, or an attempt to take grossly unfair advantage of other bidders.

In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143, 147 (3d Cir. 1986), quoting In re Rock Industries Machinery Corp., 572 F.2d 1195, 1198 (7th Cir.
1978), citing In re Webcor, Inc., 392 F.2d 893, 899 (7th Cir. 1968).

      77. As set forth above, CSL is an entity which is unrelated to any party herein and it has engaged in no conduct which is questionable in any fashion. Neither Capital nor Triad are affiliated in any way with the Debtor, its officers or directors. The transaction with Capital with Triad has been an arms-length negotiation conducted by Capital and Triad on the one hand, and the Debtor, the Creditors' Committee and the Equity Committee on the other hand. Capital and Triad have represented that as of this date neither Capital nor Triad have offered compensation in any form, including employment, to any of the Debtor's officers or employees. Triad and/or Capital may offer employment to one or more of the Debtor's officers or employees if the transaction if consummated. The Debtor believes that both Capital and Triad have acted in good faith at all times..

                      Settlement of the Termination Motion

      78. If the sale to CSL or such higher and better bidder if approved, the Debtor will effectively be replaced as the general partner of the Owning and Investing Partnerships and a manager of the Senior Living Facilities. This will in effect accomplish the relief sought in the Termination Motion. The Debtor seeks authority, pursuant to section 365 of the Bankruptcy Code and Rule 9019(a) of the Bankruptcy Rules to enter into a settlement with the Equity Committee whereby the Management Contracts will be deemed rejected and the Termination Motion will be withdrawn upon closing of the sale of the Senior Living Assets to CSL or the maker of a higher or better offer. The non-debtor parties to the Partnership and Management Agreements will not be allowed claims against the estate for rejection damages.

      79. Bankruptcy Rule 9019(a) provides, in pertinent part, that on motion by a trustee (or debtor in possession), the Court may approve a compromise or settlement. Here, the approval of the settlement will in essence require a finding by the Court that the Debtor should be permitted to reject the Partnership and Management Agreements pursuant to Section 365(a) of the Bankruptcy Code.

      80. It is well settled that "compromises are a 'normal part of the process of reorganization.'" Protective Committee for Independent Stockholders of TMT Trailer Ferry, Inc. v. Anderson, 390 U.S. 414, 424, 88 S.Ct. 1157, 1163, 20
L.Ed. 2d 1 (1968), on remand, TMT Trailer Ferry, Inc. v. Kirkland, 471 F.2d 10 (5th Cir. 1972) (quoting Case v. Los Angeles Lumber Prods. Co., 308 U.S. 106, 130, 60 S.Ct. 1, 14, 84 L.Ed. 110 (1939)).

      81. Accordingly, this Court should approve a compromise where the compromise is in the best interests of the estates. TMT, 390 U.S. at 424; In re Heldor Industries, Inc., 131 B.R. 578, 583 (Bankr. D.N.J. 1991); In re Neshaminy Office Bldg. Associates, 62 B.R. 798, 803 (E.D. Pa.

1986). In reaching its decision regarding the approval of a compromise, this Court need not conclusively determine the claims which are the subject of the compromise, nor find that the compromise constitutes the best result obtainable. Cosoff v. Rodman (In re W.T. Grant Co.), 699 F.2d 599, 608, 613 (2d Cir. 1983), cert denied, 464 U.S. 822 (1983). This Court need only canvass the issues to determine that the compromise does not fall "below the lowest point in the range of reasonableness". Id. at 608; Heldor, 131 B.R. at 583. See also Rivercity v. Herpel (Matter of Jackson Brewing Co.), 624 F.2d 599, 604 (5th Cir. 1980) ("approval of a proposed settlement does not depend on establishing as a matter of legal certainty that the subject claim . . . is or is not worthless or valuable").

      82. In making an independent judgment as to whether a particular settlement or compromise is in the best interests of a debtor's estate and does not fall below the lowest point in the range of reasonableness, the Court may consider several factors, including any factor which ultimately bears "on the wisdom" of the settlement or compromise. Jackson Brewing, 624 F.2d at 602. See also In re Lion Capital Group, 49 B.R. 163 (Bankr. S.D.N.Y. 1985); Texas Extrusion Corp. v. Palmer, Palmer & Coffee (In re Texas Extrusion Corp.), 68 B.R. 712, 720 (N.D. Tex. 1986), aff'd, 836 F.2d 217 (5th Cir. 1988), cert.
denied, Texas Extrusion Corp. v. Lockheed Corp., 488 U.S. 926 (1988) (court may consider difficulties of the matter, or its collection, as well as the paramount interests of creditors). Courts typically consider such factors as (1) the probability of success in the litigation, (2) any difficulties to be encountered in collection, (3) the complexity of the litigation and the expenses, inconvenience and delay necessarily attending it, and (4) the paramount interests of the creditors. Heldor, 131 B.R. at 583 (citation omitted); Neshaminy, 62 B.R. at 803 (citations omitted).

      83. In reaching its ultimate decision, the Court should not engage in second-guessing a trustee's recommendation for compromise, so long as the compromise is reasonable. Neshaminy, 62 B.R. at 803; In re Bell & Beckwith, 77 B.R. 606 (Bankr. N.D. Ohio 1987), aff'd,

87 B.R. 472 (N.D. Ohio 1987). In this case, the Debtor submits that approval of the settlement of the Termination Motion essentially requires the Court to determine whether grounds exist for the rejection of the Management and Partnership Agreements in connection with the sale of the Senior Living Assets.

      84. Although section 365(a) of the Bankruptcy Code does not provide a standard for 1. determining when it is appropriate for a court to approve a debtor in possession's rejection of an executory contract or an unexpired lease, courts have uniformly deferred to the business judgment of the debtor. See, e.g., NLRB v. Bildisco & Bildisco, 465 U.S. 513, 523 (1984); Matter of Taylor, 103 B.R. 511, 517 (D.N.J. 1990), aff'd in part, rev'd in part, 913 F.2d 102 (3d
Cir. 1990) (citing Sharon Steel Corp. v. Nat'l. Gas Distributors Corp., 812 F.2d 36, 39-40 (3d Cir. 1989)); In re Wheeling-Pittsburgh Steel Corp., 72 B.R. 845, 846 (Bankr. W.D. Pa. 1987).

      85. The "business judgment" test requires the Debtor to demonstrate that the rejection of a lease will benefit the Debtor's estate. Wheeling-Pittsburgh, 72 B.R. at 846. Application of the "business judgment" test here unequivocally establishes that the Debtor should be authorized to reject the Management Contracts.

      86. Upon the consummation of the sale of the Senior Living Assets, the Management Contracts are no longer beneficial to this estate and the burdens contained therein outweigh any benefit. Accordingly, in the exercise of its business judgment, the Debtor requests authority to reject the Management Contracts.

                                No Prior Request

      87. No prior request for the relief sought herein has been requested from this Court or any other court.

                                     Notice

      88. Notice of this application has been provided in accordance with the notice procedures set forth above.

      WHEREFORE, the Debtor respectfully requests that the Court grant the relief requested in this application and grant the Debtor such other and further relief as this Court deems just and proper.

                                        Respectfully submitted,
                                        SILLS CUMMIS RADIN TISCHMAN
                                        EPSTEIN & GROSS, P.A.
                                        Attorneys for the Debtor


                                        By: /s/ Andrew H. Sherman
                                            ANDREW H. SHERMAN

DATED: November 10, 2000